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                                                                    Exhibit 21


                            LIST OF SUBSIDIARIES

                       Ecusta Australia Pty. Limited
                       Ecusta Fibers Ltd.
                       Ecusta Export Trading Corp.
                       Glatfelter Investments, Inc.
                       The Glatfelter Pulpwood Company
                       Spring Grove Water Company
                       Glatfelter of Nevada